SUB-ITEM 77I: Terms of new or amended securities.

The response to sub-item 77I with respect to the Advantage California Tax Exempt Liquidity Fund Shares of the Califoria Daily Tax Free Fund, Inc. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 25, as filed with the Securities and Exchange Commission on April 29, 2004 (Accession No. 0000806620-04-000032).